Exhibit 99.1
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LaSalle Hotel Properties
4800 Montgomery Lane, Suite M25
Bethesda, MD 20814
Ph.  (301) 941-1500
Fax (301) 941-1553
www.lasallehotels.com



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News Release


Contact: Raymond Martz, Vice President of Finance & Investor Relations --Bethesda +301/941-1516



              LASALLE HOTEL PROPERTIES ANNOUNCES SALE OF
            2,041,000 COMMON SHARES OF BENEFICIAL INTEREST


     BETHESDA, MD, June 26, 2003 -- LaSalle Hotel Properties (NYSE: LHO) today announced it priced 2,041,000 common shares of beneficial interest
resulting in net proceeds of approximately $29.1 million.   The proceeds of
the offering will be used to reduce the outstanding balance on the Company's credit facility.

     "This equity issuance was anticipated as part of the recent acquisition of the Lansdowne Resort," said Hans Weger, Chief Financial Officer for LaSalle Hotel Properties. "This offering allows us to maintain our low leverage position and when coupled with the Lansdowne acquisition, add to the stability of the Company's income stream."

     Raymond James & Associates, Inc. acted as the sole underwriter for this transaction. In addition to the 2,041,000 common shares of beneficial interest offered, the Company has granted Raymond James & Associates, Inc. an option to purchase up to an additional 204,000 common shares of beneficial interest to cover over-allotments, if any.

     LaSalle Hotel Properties is a leading multi-tenant, multi-operator real estate investment trust, which owns interests in 17 upscale and luxury full-service hotels, totaling approximately 5,600 guest rooms in 13 markets in 11 states and the District of Columbia. LaSalle Hotel Properties focuses on investing in upscale and luxury full-service hotels located in urban, resort and convention markets. The Company seeks to grow through strategic relationships with premier internationally recognized hotel operating companies including Marriott International, Inc., Radisson Hotels International, Inc., Starwood Hotels & Resorts Worldwide, Inc., Crestline Hotels and Resorts, Inc., Outrigger Lodging Services, Noble House Hotels & Resorts, Hyatt Hotels Corporation, Benchmark Hospitality and the Kimpton Hotel & Restaurant Group, LLC.












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Certain matters discussed in this press release may be deemed to be forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although LaSalle Hotel Properties believes the expectations reflected in such forward looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Certain factors that could cause actual results to differ materially from the Company's expectations are listed in the Company's
Form 10-K for the year ended December 31, 2002 and subsequent SEC reports and filings. LaSalle Hotel Properties assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.




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ADDITIONAL CONTACTS:
-------------------

Hans Weger, Chief Financial Officer, LaSalle Hotel Properties -
301/941-1516

Raymond Martz, VP Finance, LaSalle Hotel Properties -
301/941-1516



       For additional information, please visit our web site at
                         www.lasallehotels.com